Exhibit 99.1

The First Bancshares, Inc. Announces Redemption of CDCI Preferred Stock and Establishment of Holding Company Line of Credit with First Tennessee Bank

HATTIESBURG, Miss.--(BUSINESS WIRE)--December 7, 2016--The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) announced that on December 6, 2016 the Company repurchased all 17,123 shares of its Cumulative, Perpetual Preferred Stock, Series CD (“CDCI Preferred Stock”) issued to the U.S. Treasury in connection with the Company’s participation in the Troubled Asset Relief Program’s Community Development Capital Initiative. The CDCI Preferred Stock was repurchased at fair market value $15,925,000 which equates to a discount of 7% to par, or $1,198,000.

In connection with the repurchase of the CDCI Preferred Stock, the Company also entered into a loan agreement (the “Agreement”) with First Tennessee Bank National Association (the “Lender”). The Agreement provides for a $20 million revolving line of credit (the “Line of Credit”), by the Lender to the Company. The maturity date of the Agreement is December 5, 2017. Under the terms of the Agreement, the Company is required to pay quarterly payments of interest on the unpaid principal balance of the Line of Credit.

The interest rate on the Line of Credit is subject to change from time to time based on changes in the London Interbank Offered Rate of interest for an interest period of three (3) months (“LIBOR Rate”). The initial interest rate to be applied to the unpaid principal balance of the Note will be at a rate of two and 50/100 percent (2.50%) over the LIBOR Rate.

In connection with the Line of Credit, the Company executed a negative pledge agreement with the Lender pursuant to which it agreed not to pledge any capital stock of the Bank so long as any indebtedness is outstanding under the Line of Credit.

The Agreement includes financial covenants and other restrictions customary in financings of this nature. Outstanding indebtedness under the Agreement can be accelerated by the Lender upon the occurrence of customary events of default.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, the First has operations in south Mississippi, Louisiana and south Alabama. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com.

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, Jr., 601-268-8998
CEO
or
DeeDee Lowery, 601-268-8998
CFO